Exhibit 99.1

Shiloh Industries Comments on Reorganization of MTD Holdings Inc’s Ownership Interest in Shiloh

Valley City, OH, January 4, 2019 (GLOBE NEWSWIRE) — Shiloh Industries, Inc. (NASDAQ:SHLO), a leading global supplier of lightweighting, noise, and vibration solutions to the automotive, commercial vehicle and other industrial markets, commented on a Form 3, Form 4 and Schedule 13D filed today in connection with a reorganization of MTD Holdings Inc ownership of shares of Shiloh Industries’ Common Stock.

As a result of the internal reorganization at MTD Holdings Inc, the 7,300,866 shares of Common Stock, which represent approximately 31% of Shiloh’s shares outstanding, that were previously held indirectly by MTD Holdings Inc are now held indirectly by Oak Tree Holdings LLC, an affiliate of MTD Holdings Inc.

“MTD has held a strategic investment in Shiloh since 1998 and I am pleased that this relationship will continue under the new Oak Tree structure,” said Ramzi Hermiz, president and chief executive officer of Shiloh Industries. “On behalf Shiloh Industries, I’d like to thank MTD for their continued support of our company.”

About Shiloh Industries:

Shiloh Industries, Inc. (NASDAQ: SHLO) is a global innovative solutions provider focusing on lightweighting technologies that provide environmental and safety benefits to the mobility market. Shiloh designs and manufactures products within body structure, chassis and propulsion systems. Shiloh’s multi-component, multi-material solutions are comprised of a variety of alloys in aluminum, magnesium and steel grades, along with its proprietary line of noise and vibration reducing ShilohCore® acoustic laminate products. The strategic BlankLight®, CastLight® and StampLight® brands combine to maximize lightweighting solutions without compromising safety or performance. Shiloh has over 4,200 dedicated employees with operations, sales and technical centers throughout Asia, Europe and North America.

Investor Contact

For inquiries, please contact our Investor Relations department at: 1-330-558-2601 or at investors@shiloh.com.